Exhibit 99.1

Valion Bio Advancing Entolimod into U.S. Government-Funded Therapeutic Efficacy Study Following Positive Safety Results

NIAID-RNCP elects to evaluate the efficacy of Entolimod on gastrointestinal acute radiation syndrome (“GI-ARS”), after the announcement of positive safety findings

Fully funded study will evaluate Entolimod’s potential to improve survival rates and gastrointestinal (“GI”) tissue recovery following radiation exposure

Top-line results anticipated in early December, providing the next key development milestone for Valion Bio’s lead biologic drug candidate and, if positive, will further support Entolimod’s potential role in government preparedness for radiological and nuclear mass-casualty scenarios

SAN ANTONIO, TX / October 30, 2026 / ACCESS Newswire -- Valion Bio, Inc. (NASDAQ: VBIO) (“Valion” or the “Company”), a clinical-stage biopharmaceutical company developing biologics that activate innate immune pathways for cytoprotection and immune modulation, today announced that the Armed Forces Radiobiology Research Institute (“AFRRI”) will be evaluating the therapeutic efficacy of Entolimod. This phase will evaluate whether treatment administered after radiation exposure improves survival in a model designed to assess gastrointestinal acute radiation syndrome (“GI-ARS”).

The therapeutic study is fully funded by the National Institute of Allergy and Infectious Diseases (“NIAID”)/Radiation and Nuclear Countermeasures Program (“RNCP”) under an Interagency Agreement with the Uniformed Services University (“USU”)/AFRRI. Top-line results are anticipated in early December.

The decision to advance the program to the therapeutic phase comes just days after Valion announced positive safety results. Achieving this milestone uniquely positions Valion Bio, potentially further strengthening its competitive position, commercial opportunities, and fundamental outlook.

“NIAID’s decision to move into therapeutic efficacy testing at AFRRI gives Entolimod a clear next milestone following the positive safety findings,” said Dean Zikria, Interim Chief Executive Officer of Valion Bio. “The central question is now whether treatment after radiation exposure can improve survival in a model designed to isolate gastrointestinal injury. This fully funded study provides an opportunity to evaluate that potential while preserving Valion’s capital and generating critical efficacy data to guide Entolimod towards its next stage of development.”

Evaluating Entolimod’s Potential to Improve Survival Following Radiation Exposure

Entolimod is being developed as a potential medical countermeasure for both the hematopoietic (or bone marrow) and gastrointestinal (“GI”) forms of acute radiation syndrome (“ARS”). By shielding roughly 2.5% of the animals’ bone marrow, the upcoming study’s partial-body irradiation model will enable researchers to differentiate between effects linked to the mitigation of gastrointestinal injury and those associated with recovery.

Mice will receive a single administration of either Entolimod or saline control 24 hours after radiation exposure and then will be monitored for 30 days. The primary endpoint is survival, with outcomes to be compared between the treatment and control groups.

“GI-ARS remains a critical challenge in the development of medical countermeasures,” added Mr. Zikria. “Demonstrating a survival benefit in this model would underscore a novel and clinically significant milestone for Entolimod and further strengthen its potential role as a medical countermeasure for radiation emergencies. We would like to thank AFRRI and NIAID for their continued support and look forward to the results from this key study.”

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About Valion Bio, Inc.

Valion Bio, Inc. (NASDAQ:VBIO) is developing biologics that activate innate immune pathways for cytoprotection and modulate immune responses in conditions driven by radiation, disease and immune dysregulation.

The Company’s lead candidate, Entolimod, is being developed as a potential medical countermeasure for Acute Radiation Syndrome (“ARS”) and has been evaluated in animal models under the U.S. Food and Drug Administration’s (“FDA”) Animal Rule, which allows the Agency to approve new drugs and biological products based on animal efficacy studies when human clinical trials are not ethical or feasible, such as in the case of acute radiation exposure. Entolimod is a novel Toll-like Receptor 5 agonist designed to activate NF-κB signaling pathways associated with cellular protection, tissue recovery and immune response. The product candidate has received Fast Track and Orphan Drug designations from the FDA. Valion holds an exclusive, worldwide license from Statera Biopharma to develop and commercialize Entolimod for ARS, radiation-induced neutropenia, and other indications.

Valion is also advancing Entolasta, a next-generation TLR5 agonist designed for potential use in broader therapeutic applications, including oncology supportive care. The Company’s pipeline includes potential programs in neutropenia and immune dysfunction.

Valion’s wholly owned subsidiary, Velocity Bioworks, is a biologics contract development and manufacturing organization providing development and manufacturing services to Valion to support its internal pipeline, with the objective of increasing manufacturing control, reducing costs, accelerating development timelines and strengthening domestic supply-chain security.

For more information, visit www.valionbio.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Valion’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements in this press release include, among others, statements regarding: the timing and success of preclinical and clinical trials and study results, including the AFRRI/NIAID studies described herein; the development and regulatory advancement of Entolimod under the FDA Animal Rule; the timing and outcome of regulatory or government interactions; the initiation, design, timing and outcome of investigator-sponsored studies in neutropenia; the development and potential applications of Entolasta; the ability of the Company to expand the TLR5 platform into oncology supportive care or other indications; and the Company’s ability to obtain additional capital and the continued listing of the Company’s common stock on the Nasdaq Capital Market. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Valion’s actual results to differ from those contained in the forward-looking statements, see Valion’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026, under the heading “Risk Factors”; as well as the Company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and Valion undertakes no duty to update such information except as required by applicable law.

Investor and Media Contact
Stephen Kilmer
(646) 274-3580
stephen.kilmer@valionbio.com

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